EXHIBIT 10.46


                            FOURTH AMENDMENT TO LEASE

         FOURTH AMENDMENT TO LEASE made as of March 11, 2004 (the "Fourth Amendment") by and between STELLAR CONTINENTAL LLC, a Delaware limited liability company, with an office at 156 William Street, New York, New York 10038 ("Lessor"), and DOV PHARMACEUTICALS INC., a Delaware corporation, located at 433 Hackensack Avenue, Hackensack, New Jersey 07601 ("Lessee").

                              W I T N E S S E T H:

         WHEREAS, Lessor's predecessor-in-interest and Lessee entered into a lease dated May 24, 1999, as modified by a First Amendment to Lease dated July 31, 2000 (the "First Amendment"), a Second Amendment to Lease dated July 30, 2002 (the "Second Amendment") and a Third Amendment to Lease dated February 12, 2003 (the "Third Amendment"; the lease, as amended by the First Amendment, the Second Amendment and the Third Amendment is hereinafter referred to as, the "Lease") whereby Lessee is currently in possession of 7,185 gross rentable square feet on the lobby level and 4,099 gross rentable square feet on the twelfth (12th) floor of the Building (together, hereinafter, the "Existing Premises") and an additional 4,420 gross rentable square feet on the lobby level (the "Additional Space") of the building known as 433 Hackensack Avenue, Hackensack, New Jersey (the "Building"); and

         WHEREAS, the Building is part of an office complex consisting of 401, 407, 411 and 433 Hackensack Avenue, Hackensack, New Jersey, which complex is known as Continental Plaza (the "Complex"); and

         WHEREAS, Lessor and Lessee wish to amend the Lease only upon and subject to the provisions of this Fourth Amendment.

         NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration exchanged by Lessor and Lessee, the receipt and sufficiency of which hereby expressly are acknowledged; it is
AGREED:

         1. For the purposes of this Fourth Amendment, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Lease.

         2. Lessor and Lessee hereby confirm that the Expiration Date of the Lease is June 25, 2005.

         3. Paragraph 4 of the Third Amendment is hereby deleted in its entirety and the following is substituted in its place and stead.

         With respect to the Existing Premises only, from and after July 1, 2004 through the remainder of the Term:

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         (a)    Lessee shall pay to Lessor Annual Fixed Basic Rent in the sum of
                $293,384 (exclusive of Electric Rent Inclusion Factor for the Existing Premises) and the Monthly Fixed Basic Rent shall be $24,448.69;

         (b) Lessee's Electric Rent Inclusion Factor shall be $16,926 per annum ($1,410.50 per month);

         (c) provided Lessee is not in default beyond the expiration of any applicable notice or cure periods and notwithstanding anything contained herein to the contrary, Lessee shall be entitled to a Term Fixed Basic Rent abatement in the amount of $36,673.00, said concession to be applied against the installments of Monthly Fixed Basic Rent due pursuant to this Lease, as amended, for the (i) the month commencing on July 1, 2004 and (ii) half of the month commencing on August 1, 2004 (the "Concession Period"). The entire Fixed Basic Rent otherwise due and payable during the Concession Period shall become due and payable to Lessor upon the occurrence of an event of default by Lessee under the Lease that results in the termination of the Lease.

          4. Lessee represents and warrants to Lessor that Cushman & Wakefield of New Jersey, Inc. ("Broker") is the sole broker with whom Lessee has dealt in bringing about this Fourth Amendment. Lessee and Lessor each agrees to hold the other harmless and indemnify and defend the other from and against any and all loss, cost, liability, damage and expense arising out of the inaccuracy of the representation contained in the preceding sentence and each party represents to the other that it has not engaged and is not responsible for the payment of a fee, commission or other compensation to any other person in connection with the Lease or the Fourth Amendment. Lessor shall pay Broker any fees or commissions due Broker as a result of this Fourth Amendment pursuant to the terms of a separate agreement with Broker.

          5. Lessee and Lessor each represents, warrants and covenants that the other is not in default under any of its obligations under the Lease and that, to the best of its knowledge, the other is not in default of its obligations under the Lease, and no event has occurred nor do any circumstances exist which, with lapse of time or notice or both, would constitute a default by Lessor or Lessee under the Lease as modified by this Fourth Amendment.

          6. Except as modified by this Fourth Amendment, the Lease and all of the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Fourth Amendment shall bind the parties hereto and their respective successor and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. In the event of any conflict between the provisions of this Fourth Amendment and the Lease, the provisions contained in this Fourth Amendment shall prevail and be paramount.


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         IN WITNESS WHEREOF, Lessor and Lessee have entered into this Fourth
Amendment as of the day and year first written above, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Fourth Amendment.

DOV PHARMACEUTICALS, INC.           STELLAR CONTINENTAL LLC
                                    By: Stellar Capital Investors LLC,
                                        Its Manager

By:____________________________     By:________________________________